Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Appoints Raj Sodhi to Board of Directors

San Diego, December 14, 2020 – Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today announced the appointment of Rajwant (Raj) Singh Sodhi as an independent member of its board of directors effective January 1, 2021. He will succeed Edward Cahill, who has served as a board member for the Company since May 2009. Mr. Sodhi is president of the software as a service (SaaS) business at ResMed (NYSE: RMD, ASX: RMD). He brings to the Tandem board more than 25 years of digital strategy experience, SaaS commercialization and operations across multiple industries including healthcare, financial services, and telecom.

“We are pleased to welcome Raj to our Board of Directors at this important next stage of Tandem’s evolution,” said John Sheridan, president and chief executive officer. “Raj’s deep experience in driving innovation through software technologies will be invaluable to Tandem as we grow our business and advance our ecosystem of data-driven products and services in support of improving the lives of people with diabetes.”

“I’d like to express our deep appreciation to Ed for his contributions as a member of our Board over the past 11 years,” said Kim Blickenstaff, chairman of the board. “He has provided valuable insight and support at every stage of our company as we transformed from a small start-up to a leader in insulin therapy management.”

Mr. Sodhi joined ResMed in 2012 through the acquisition of Umbian Inc., of which he was co-founder and president. Since that time, Mr. Sodhi has served in several positions at ResMed including President of Healthcare Informatics where he led the creation of ResMed’s portfolio of digital solutions that connects more than 12 million patients globally to ResMed’s ecosystem of cloud-connected medical devices and digital health technologies that have transformed care for people with sleep apnea, COPD, and other chronic diseases. Since 2016, Mr. Sodhi has led a series of healthcare IT acquisitions focused on software platforms serving providers outside of the hospital and building a new segment of growth for ResMed that represents 12 percent of ResMed’s global revenues and enables providers across the United States to serve more than 100M+ patients and residents.

Before ResMed and Umbian, Mr. Sodhi worked in the financial services industry, designing, developing and managing SaaS solutions. He was senior vice president of business development and chief technology officer for Skipjack Financial Services, and co-founder and chief technology officer of TransActive Ecommerce Solutions. Mr. Sodhi holds a Master of Business Administration and a Bachelor of Science in mathematics and statistics from Dalhousie University in Halifax, Nova Scotia.

Exhibit 99.1
About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2™ insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

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